Exhibit 10.5

AGREEMENT

CFFC

THIS AGREEMENT is made effective as of May 31, 2018 and between, Alliance MMA, Inc. (“Alliance” or the “Company”), with an address at 590 Madison Ave, 21st Floor, New York, New York, 10022 and Michael Constantino, with an address of __________________________________________________________ (the “Promoter”).

RECITALS

WHEREAS, The Promoter and the Company entered into (i) that certain asset purchase agreement and amendment(s) dated September 30, 2016 (“APA”), under which the Company acquired certain assets from the Promoter, all as described in Appendix A (the “Acquired Assets”);

In connection with the APA, the Promoter and the Company entered into that certain employment agreement dated September 30, 2016 pursuant to which the Promoter operated the promotional business related to the Acquired Assets (“Employment Agreement”);

WHEREAS, the Company and Promoter desire to settle all legal disputes and claims, separate and terminate the Employment Agreement, and the APA.

AGREEMENT

Now, therefore, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	Recitals. The foregoing recitals are hereby incorporated into this Agreement.

2.	Warranties. The Company warrants that it has the authority to enter into this Agreement; that it has full and complete title free and clear of any encumbrances or liens; that there are no claims, actions, arbitrations, or investigations now pending or threatened against the Acquired Assets or the business being transferred; that there are no brokers owed any commissions related to this transaction; that all known liabilities, including taxes, have been disclosed; and that all known contracts have been disclosed.

3.	Retention of AMMA Shares. Promoter shall retain any cash already paid and all shares of stock already issued to Promoter pursuant to the APA.

4.	Termination of APA. The APA is hereby terminated and neither Company nor Promoter shall have any further rights or obligations thereunder.

5.	Termination of Employment Agreement. The Employment Agreement is hereby terminated and neither Company nor Promoter shall have any further rights or obligations thereunder.

6.	Transfer of Acquired Asset. The Promoter does hereby convey to the Company all its right, title and interest in and to the tradename “Cage Fury Fighting Championships” (“CFFC”).

7.	Legal Settlement. In settlement of any and all legal disputes, the Employment Agreement, and the APA, the Company will pay the Promoter a total of $129,800. The Promoter understands the payment will occur in two tranches, the first payment of $25,000 is due within 3 business days of the first corporate financing, anticipated to be completed by August 8, 2018, and the remaining $104,800 is due within 10 business days of a secondary corporate financing, currently anticipated to be October 12, 2018. For avoidance of doubt, if either of the afore mentioned corporate financings occur earlier than anticipated, the Company will utilize this date in determining the payment to the promoter.

Additionally, the Company will issue the Promoter a stock option award for 75,000 NQL stock options with a life of five (5) years issued with an exercise price equivalent to the closing price per the NASDAQ Capital Markets on the business day both parties endorse this agreement.

8.	Voting Agreement. The Promoter agrees at the Company’s option to either give Company management a proxy to vote or to directly vote all shares of Company common stock over which Promoter has voting control in favor of any transaction as to which the Company’s Board of Directors recommends approval.

9.	Deposit of Company Funds. The Promoter hereby represents and warrants to the Company that all proceeds from Company related events and activities received by or on behalf of Promoter have been deposited into Company owned bank accounts and the Promoter will continue to pursue collections of any current receivable balance recorded on the Company’s books and records and will deposit those funds into the Company’s bank account.

10.	Cooperation. Promoter shall cooperate with the Company and its auditors and provide such information as the auditors require in connection with the preparation of interim and annual financial statements for the year ended December 31, 2018 and will respond to these requests within 24 hours.

11.	Release of Company. Subject to the terms and conditions set forth in this Agreement, the Promoter, including affiliates, officers, directors, partners, shareholders, employees, agents and attorneys, hereby release and forever discharge both Ivy Equity and the Company as well as its subsidiaries, officers, directors, partners, members, shareholders, employees, agents and attorneys from all actions, causes of action, suits, debts, covenants, contracts, agreements, promises, trespasses, damages, payments, judgments, claims and demands whatsoever, known or unknown, which such persons ever had, now have or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Nothing in this release shall prevent the enforcement of the provisions of this Agreement nor be deemed to release, waive, or discharge any claims arising after the effective date of this Agreement.

12.	Release of Promoter. Subject to the terms and conditions set forth in this Agreement, the Company, including its affiliates, subsidiaries, officers, directors, employees, agents and attorneys, hereby release and forever discharge the Promoter and its officers, directors, partners, shareholders, members, employees, agents, predecessors, and successors-in-interest, and attorneys from all actions, causes of action, suits, debts, covenants, contracts, agreements, promises, trespasses, damages, payments, judgments, claims and demands whatsoever, known or unknown, which the such persons ever had, now have or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Nothing in this release shall prevent the enforcement of the provisions of this Agreement, nor be deemed to release, waive, or discharge any claims arising after the effective date of this Agreement.

13.	Non-Disparagement. The Parties agree that from this time forward each Party will refrain from making to a third party any defamatory, derogatory, or disparaging statements about the other, or any person or entity associated with or representing the other.

14.	Indemnity. The Company hereby agrees to indemnify, defend and hold the Promoter (including its officers, directors, partners, shareholders, members, employees, agents, predecessors, and successors-in-interest) harmless from and against any liabilities, losses, costs, damages, penalties, assessments, demands, claims, causes of action, including without limitation, reasonable attorneys’, accountants’ and/or consultants’ fees and expenses, and court costs, including punitive, indirect, consequential, or other similar damages (collectively, “Losses”) that relate in any way or arise out of the representations and warranties made by the Company herein. Further, The Company agrees to indemnify the Promoter to the fullest extent permitted by Delaware Law and its organizational documents against claims and liabilities arising during the course of Promoter’s employment by the Company, provided that such claims and liabilities are not caused by the Promoter’s gross negligence, willful misconduct or violation of law. The Company represents and warrants that its interest in and to the Acquired Assets is fully transferable and upon execution of this Agreement, the Promoter shall receive legal and beneficial title to all of the Acquired Assets free and clear of all Encumbrances (as that term is defined in the APA). The Company hereby agrees to indemnify, defend and hold the Promoter harmless from any Losses relating in any way to a breach of the foregoing representation and warranty in the preceding sentence. Notwithstanding anything herein to the contrary, the Company shall have no obligation to indemnify the Promoter in connection with any Losses that were proximately caused by the Promoter’s own action or inaction.

15.	Entire Agreement. The Agreement represents the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings. No materials outside the body of this Agreement, either written or oral, shall constitute a part of the terms or conditions of this Agreement, except where otherwise stated herein.

16.	Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. Any disputes or litigation arising out of this Settlement Agreement shall be governed by New York law.

17.	Binding Effect. This Agreement shall be binding on, and shall be enforceable against, and shall inure to the benefit of the Parties to this Agreement and their respective past and present officers, directors, affiliates, member firms, subsidiaries, parents, successors, shareholders, members, partners, general partners, limited partners, principals, participating principals, managing members or other agents, management personnel, attorneys, servants, employees, representatives of any other kind (and any officers, directors, members or shareholders of any of the foregoing which are not natural persons), spouses, estates, executors, estate administrators, heirs, and assigns.

18.	Waiver and Amendment. No provision of or rights under this Settlement Agreement may be waived or modified unless in writing and signed by the Party whose rights are thereby waived or modified. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.

19.	Disputes. In case any dispute shall arise under this agreement, the prevailing party shall be entitled to prompt reimbursement of reasonable legal fees incurred in connection with the enforcement of this Agreement.

20.	Confidentiality. The Parties and their respective counsel agree to maintain in the strictest confidence and not disclose to the public, media, or any third parties (except upon order of a court or governmental body, or as required by law or for reporting to their auditors, investors or similarly interested parties under an obligation to maintain confidentiality) the contents and terms of this Agreement.

21.	Common Stock. The employment of the Promoter terminated effective May 31, 2018 (“Termination Date”). Accordingly, after the Termination Date, the Promoter is no longer an employee of the Company. The shares of Common Stock currently owned by the Promoter are no longer subject to any restriction resulting from Promoter’s status as an employee/officer of the Company. Accordingly, the Promoter may sell the Common Stock owned by him/her, subject to compliance with applicable federal and state securities laws, including laws related to insider trading.

The Parties hereto have executed this Agreement as an instrument under seal as of the date written above.

Alliance MMA, Inc.

/s/ John Price
John Price, CFO, duly authorized

Promoter:

/s/ Michael Constantino
Michael Constantino